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                           AGREEMENT REGARDING USE OF
                               PERSONAL PROPERTY

         This AGREEMENT REGARDING USE OF PERSONAL PROPERTY ("Agreement") is made and entered into as of August 11, 1997 by and between AlliedSignal Avionics Inc., a Kansas corporation (the "Company"), and EFTC Corporation, a Colorado corporation ("EFTC"), with reference to the following:

         WHEREAS, Avionics, EFTC and AlliedSignal, Inc. entered into that certain Master Agreement Regarding Asset Purchase and Related Transactions dated July 15, 1997 (the "Master Agreement"), as amended by that certain First Amendment to Master Agreement Regarding Asset Purchase and Related Transactions, and that Second Amendment to Master Agreement Regarding Asset Purchase and Related Transactions dated August 11, 1997, whereby Avionics agreed to transfer certain assets related to the manufacture of electronic assemblies to EFTC and EFTC agreed to enter into a Long Term Supply Agreement with Avionics providing for the manufacture by EFTC of electronic assemblies for Avionics and its affiliated entities;

         WHEREAS, the parties desire to provide for EFTC's right to use and operate certain equipment of Avionics described in Exhibit A, attached hereto and incorporated herein by this reference, (the "Equipment") until the Avionics Personal Property Transfer Date; and

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth, and in consideration of the execution and performance of the Master Agreement and the Long Term Agreement, the parties hereto agree as follows:

1. Right to Use Equipment. Subject to the terms and conditions of this Agreement, Avionics hereby grants to EFTC free of charge for the Term (as hereinafter defined), and any extension thereof, a non-exclusive, non-transferable (except as provided in Section 6 below) right to use and operate the Equipment for the limited purpose of performing its obligations under the Long Term Agreement. This Agreement creates a right to use the Equipment only and does not create or constitute a lease or sale of the Equipment. EFTC shall have no ownership interest or ownership rights in or to the Equipment. During the Term, Avionics shall not revoke the rights granted hereby and shall not unreasonably interfere with EFTC's use of the Equipment. This Agreement is intended to create a bailment relationship and not a sale, lease or other transaction.

2. Warranty. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, OR ANY OTHER COMMUNICATIONS BETWEEN THE PARTIES ORALLY OR IN WRITING, IT IS THE EXPLICIT INTENT OF EACH PARTY HERETO THAT AVIONICS MAKES NO REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, BEYOND THOSE EXPRESSLY GIVEN IN THIS AGREEMENT OR THE MASTER AGREEMENT, INCLUDING BUT NOT LIMITED TO




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ANY IMPLIED WARRANTY OR REPRESENTATION AS TO CONDITION, MERCHANTABILITY OR
SUITABILITY AS TO ANY OF THE PROPERTIES OR ASSETS OF AVIONICS. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS AGREEMENT OR THE MASTER AGREEMENT THE EQUIPMENT IS BEING PROVIDED ON AN "AS IS" BASIS.

3. Use Restrictions. EFTC shall not make any modification to the Equipment without the prior written consent of Avionics. The Equipment may not be removed from the premises where it is currently located without the prior written consent of Avionics. EFTC shall use the Equipment for its intended use only and in accordance with manufacturer's and Avionic's instructions. EFTC agrees that it will cause its employees, agents, contractors and invitees to comply with any and all of the Avionics' reasonable rules, regulations and procedures pertaining to use of the Equipment as may be established by Avionics from time to time.

4. Term. The term of this Agreement (the "Term") shall commence on the date hereof and shall terminate on August 18, 1997 unless extended by mutual agreement of the parties in writing. Upon the termination of this Agreement, EFTC will return the Equipment to Avionics in the same condition as it was provided to EFTC, reasonable wear and tear excepted.

5. Liability for Misuse or Damage. EFTC assumes responsibility for any negligent or willful misuse of or damage to the Equipment by EFTC or its employees, agents and invitees. EFTC agrees to indemnify, defend and hold Avionics, its officers, directors and affiliated entities harmless from and against any liability arising from or related to any such negligent or willful misuse or damage, including, but not limited to property damage and personal injury not compensated under applicable workers' compensation laws. To the extent that any loss of any property by theft or otherwise, for personal injury or property damage is proximately caused by the joint negligence or willful misconduct of Avionics and EFTC or their respective employees, agents or invitees, Avionics and EFTC shall be ratably responsible for such loss or damage based upon their relative fault as determined by agreement of the parties or pursuant to Section 14, as the case may be. It is expressly understood by the parties that EFTC shall have no liability or other responsibility for any misuse of or damage to the Equipment including, but not limited to property damage and personal injury not compensated under applicable workers' compensation laws, to the extent that such misuse, damage or injury results from actions of EFTC, its employees, agents or invitees acting in accordance with the specific directions of Avionics (including any rules, regulations, policies, procedures or other instructions of Avionics relating to health, safety or environmental matters). Except as set forth above, Avionics bears the risk of loss of the Equipment.

6. Assignment. This Agreement, and all rights and obligations hereunder, shall not be assignable by any party in whole or in part, except that (a) either party may assign this Agreement and its rights and obligations hereunder with the other party's prior written




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consent, and (ii) Lessee may assign this Agreement without the prior written consent of Avionics to a subsidiary or affiliated entity. For any such assignment, the assigning party shall remain obligated hereunder unless the other party shall consent otherwise.

7. Entire Agreement. This Agreement, together with the Exhibits hereto, and the Master Agreement constitute the parties' entire agreement with respect to the subject matter hereof and supersede all prior statements or agreements, both written and oral. This Agreement may be amended only by a writing signed by each party hereto.

8. Governing Law. The validity, interpretation and construction of this Agreement, and all other matters related to the Agreement, shall be interpreted and governed by the laws of the State of Florida.

9. Notices. Notices under this Agreement shall be in writing and sent by confirmed facsimile, personal delivery or overnight delivery service to the addresses specified in or pursuant to the terms of the Master Agreement and shall be effective as specified in the Master Agreement.

10. Severability. If any term or provision of this Agreement, or the application thereof to any person or circumstance, shall to any extent be found to be invalid, void, or unenforceable, the remaining provisions of this Agreement and any application thereof shall, nevertheless, continue in full force and effect without being impaired or invalidated in any way.

11. Waiver. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or be construed as a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

12. Independence. The parties shall at all times act independently. Nothing contained in this Agreement, shall be construed to make one party the partner, joint venturer, principal, agent or employee of the other party hereto.
Neither party shall have any express or implied authority to act for or on behalf of the other or bind the other contractually. Each party is solely responsible for payment of (i) all income, disability, withholding, and other employment taxes as well as (ii) all medical benefit premiums, vacation pay, sick pay or other fringe benefits resulting from its retention of its officers, directors, employees, agents, affiliates and contractors. Each party shall indemnify, defend, and hold the other harmless from any claim for any such tax or benefit payment.

13. Headings. The headings herein used are for convenience purposes only and shall not be used to construe the meaning of this Agreement in any respect.

14. Arbitration. Any controversy, claim or dispute arising out of or relating to this Agreement or the transactions contemplated hereby or the breach, termination, enforcement, interpretation or validity hereof, including the determination of the scope or applicability of this agreement to arbitrate (collectively "Dispute"), shall be determined by arbitration in Phoenix, Arizona before a sole arbitrator. The following shall apply to any such arbitration:





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         14.1  The arbitration shall be administered by the American
Arbitration Association ("AAA") pursuant to its Commercial Rules and Supplementary Procedures for Large, Complex Disputes.

         14.2 The arbitrator shall not be an officer, employee, director or affiliate of any party hereto or of its affiliates. If the parties are unable to agree on an arbitrator within 30 days of the filing of the Demand for Arbitration, an arbitrator shall be selected pursuant to the rules and procedures of the AAA.

         14.3 Any party may seek from any court interim or provisional relief that is necessary to protect the rights or property of that party, pending the appointment of the arbitrator or pending the arbitrator's determination of the merits of the controversy.

         14.4 The parties shall bear their own costs and expenses, including attorneys' fees, but the arbitrator may, in the award, allocate all of the administrative costs of the arbitration (and mediation, if applicable), including the fees of the arbitrator and mediator, against the party who did not prevail.

         14.5 The arbitration award shall be in writing and shall specify the factual and legal bases for the award. Judgment on the award may be entered in any court having jurisdiction.

15. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original instrument and all of which together shall constitute the same instrument.

16. Definitions. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Master Agreement.





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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                        ALLIEDSIGNAL AVIONICS INC.,
                                        a Kansas corporation


                                        By: /s/ Tim Bibens
                                           -------------------------------------
                                        Title: Subcontracts Program Manager


                                        EFTC Corporation,
                                        a Colorado corporation



                                        By: /s/ Brian White
                                           -------------------------------------
                                        Title: Treasurer





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                                   EXHIBIT A

                                 The Equipment





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